SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: May 6, 2004

Nuvelo, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-22873	36-3855489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

675 Almanor Avenue, Sunnyvale, California 94085

(Address of Principal Executive Offices) (Zip Code)

(408) 215-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 10. Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

Our Board of Directors has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all of our directors, officers and employees. The Code of Conduct promotes the ethical and honest conduct of our directors, officers and employees and addresses the identification and disclosure of conflicts of interest, the importance of accurate and reliable company records, such as financial records and public reports, and compliance with laws and regulations. Our Code of Conduct is located on our company website at www.nuvelo.com in the section titled, “Investor Relations.”

In August 2001, we received a commitment from our chairman, Dr. Rathmann, to provide a line of credit of up to $20.0 million in aggregate principal amount, available for draw down through August 5, 2003. Amounts outstanding under the line of credit bear interest at prime plus 1% and are payable in 48 equal monthly installments beginning upon the expiration date of August 5, 2003. A promissory note issued pursuant to the line of credit may be converted into shares of our common stock at any time upon the agreement of us and the chairman at a price based upon the average price of our common stock over the 20-day period prior to the conversion or, if in connection with an equity financing, at the offering price. On August 5, 2003, we and Dr. Rathmann entered into a second amendment to the agreement that sets forth the terms of the line of credit in order to extend the expiration date set forth in the agreement to September 5, 2003. A subsequent waiver was granted to us by Dr. Rathmann to waive any and all rights to receive payment from the Company before November 5, 2003. On November 5, 2003, the Company and Dr. Rathmann agreed that the Company would begin repayment of the outstanding principal of $11.0 million in 48 equal monthly installments of $229,167 beginning November 6, 2003 and ending October 6, 2007. A final payment of accrued interest will be made on October 6, 2007. The remaining $9.0 million available under the $20.0 million line of credit has expired. All other terms of the line of credit agreement remain in effect. Our chairman also guaranteed to a certain maximum amount and provided the collateral for a $4.0 million letter of credit under one of our leases, and guaranteed a $2.6 million promissory note of ours under a real estate option termination agreement.

The guarantees and line of credit extended to us by Dr. Rathmann may give the appearance of a conflict of interest, which would be prohibited under the Code of Conduct. The line of credit was approved by a majority of our disinterested directors at the time it was entered into. Amendments to the agreement for a line of credit were negotiated by an independent committee of the Board of Directors. On May 6, 2004, our Board of Directors confirmed that the continued performance of the Company’s and Dr. Rathmann’s obligations under the line of credit should not be prohibited by the Code of Conduct and to the extent necessary under the provisions of the Code of Conduct, approved a waiver of the Code of Conduct to permit the Company’s and Dr. Rathmann’s continued performance under the line of credit and related agreements.

We believe that the foregoing transactions with Dr. Rathmann were on terms no less favorable than could be obtained from unaffiliated third parties. As part of its ongoing process, our Board of Directors will continue to monitor best corporate governance practices and compliance with our Code of Conduct. Based upon this process, the Board may from time to time adopt additional policies or procedures to comply with new laws and legislation and any changes to rules made by the Securities and Exchange Commission and the Nasdaq National Market.

The inclusion in this Current Report on Form 8-K of a reference to our Internet address shall not, under any circumstances, be deemed to incorporate the information available at such Internet address into this Current Report on Form 8-K. The information available at the Company’s Internet address is not part of this Current Report on Form 8-K or any other report filed by us with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuvelo, Inc. (Registrant)

By:	/s/ Peter S. Garcia
Peter S. Garcia
Senior Vice President and Chief Financial Officer

Dated: May 10, 2004